UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  February 10, 2011

SATCON TECHNOLOGY CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

1-11512	04-2857552
(Commission File Number)	(I.R.S. Employer Identification No.)

27 Drydock Avenue
Boston, Massachusetts	02210-2377
(Address of Principal Executive Offices)	(Zip Code)

(617) 897-2400

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangement with Peter DeGraff

The Company and Peter DeGraff, its Executive Vice President, Sales and Marketing, have entered into an employment letter agreement that provides for an annual salary of $330,070, standard medical and other employment benefits, an annual cash bonus award of up to 30% of Mr. DeGraff’s annual salary pursuant to the Company’s Incentive Plan for Management and the opportunity to earn a cash bonus of up to 15% of Mr. DeGraff’s annual salary as commission bonus.  If Mr. DeGraff’s employment is terminated by the Company without cause or is constructively terminated, his salary and medical benefits will be continued for one year thereafter subject to his execution of a release agreement with the Company.

The Company has also agreed with Mr. DeGraff that, in the event that a Change in Control (as such term is defined in the Company’s 2005 Incentive Compensation Plan (the “2005 Plan”)) transaction occurs while Mr. DeGraff is employed by the Company, unvested shares under stock options that have been or are in the future granted to him under the Company’s stock option plans will immediately vest and he will be afforded the right to exercise his options at or prior to the closing of the Change of Control transaction.  If he chooses not to exercise, his options will be accorded the same treatment in the Change of Control transaction as are options outstanding under the 2005 Plan.

As a part of his employment letter agreement, Mr. DeGraff has agreed that while he is employed by the Company and for a period of the greater of six months after termination of such relationship (for any reason whatsoever) or any period of time during which the Company is continuing to pay him compensation or providing him with benefits under the employment letter agreement, he will not, inter alia, compete with the Company, solicit customers or prospective customers of the Company or solicit employees or consultants of the Company.

Compensatory Arrangement with Leo F. Casey

The Company and Leo F. Casey, its Executive Vice President, Engineering, and Chief Technology officer, have entered into an employment letter agreement dated February 10, 2011 that provides for an annual salary of $245,050, standard medical and other employment benefits and an annual cash bonus award of up to 30% of Mr. Casey’s annual salary pursuant to the Company’s Incentive Plan for Management.  If Mr. Casey’s employment is terminated by the Company without cause or is constructively terminated, his salary and medical benefits will be continued for one year thereafter subject to his execution of a release agreement with the Company.

The Company has also agreed with Mr. Casey that, in the event that a Change in Control transaction occurs while Mr. Casey is employed by the Company, unvested shares under stock options that have been or are in the future granted to him under the Company’s stock option plans will immediately vest and he will be afforded the right to exercise his options at or prior to the closing of the Change of Control transaction.  If he chooses not to exercise, his options will be accorded the same treatment in the Change of Control transaction as are options outstanding under the 2005 Plan.

As a part of his employment letter agreement, Mr. Casey has agreed that while he is employed by the Company and for a period of the greater of six months after termination of such relationship (for any reason whatsoever) or any period of time during which the Company is continuing to pay him compensation or providing him with benefits under the employment letter agreement, he will not, inter alia, compete with the Company, solicit customers or prospective customers of the Company or solicit employees or consultants of the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SATCON TECHNOLOGY CORPORATION

Date: February 15, 2011	By:	/s/ John W. Peacock
John W. Peacock
Chief Accounting Officer